Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

VICI Properties Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(r) and 457(o)(1)	30,302,500	$33.00	$999,982,500.00	0.00011020	$110,198.08	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$999,982,500.00		$110,198.08

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$110,198.08

(1)

Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-264352 filed by the registrant on April 18, 2022.

(2)	Reflects the potential additional issuance of 3,952,500 shares of our common stock pursuant to the exercise in full of the underwriters’ over-allotment option.